NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of American Depositary Shares (each representing one-fourth of an Ordinary Share) (the 'ADSs') of Elster Group SE (the 'Company') from listing and registration on the Exchange at the opening of business on September 11, 2012, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that, as of August 29, 2012, the Company had fewer than 600,000 publicly-held shares of ADSs as a result of a tender offer made by Mintford AG an indirect wholly owned subsidiary of Melrose PLC. The tender offer expired at 5:00 PM on August 28, 2012. 1. Section 802.01A of the Exchange's Listed Company Manual states, in part, that the Exchange would normally give consideration to suspending or removing from the list a security of a company when the 'number of publicly-held shares is less than 600,000.' 2. The Exchange, on August 29, 2012, determined that the ADSs should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the Exchange. The Company was notified by letter on August 29, 2012. 3. Pursuant to the above authorization, a press release was issued on August 29, 2012, and an announcement was made immediately on the 'ticker' of the Exchange on August 29, 2012 of the suspension of trading in the ADSs. Similar information was included on the Exchange's website. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist the ADSs, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company indicated it would not appeal the decision. Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.